                                 EXHIBIT 10.01

DEFINITIVE AGREEMENT, DATED AUG. 12, 1996 BETWEEN HIS TECHNOLOGIES AG, Binzstrasse 15, 8045 Zurich, Switzerland, represented by Robert Scherpenhuijzen, Dammweg 13, 8806 Baech, President, CEO and Director with sole signatory power hereafter referred to as "HIS"

and

1. Simon Brown, Casa Marcau, Via Lieptgas, 7031 Laax

and

2. Joan Brown, Isle of Man, UK

and

3. Robert Scherpenhuijzen, Dammweg 13, 8806 Baech

and

4. Nicholas de Smith, Goudhurst, (Kent) Great Britain

and

5. Aledo Services Ltd., Wickhams Cay, PO Box 146, Road Town, Tortola, British Virgin Islands, represented by Hugo Wyss, Essorbiers 32, 2022 Bevaix, Director, with sole signatory power

1 to 5 hereafter collectively referred to as "HIS shareholders"
1, 3 and 4 hereafter collectively referred to as "HIS principals"

and

Mountain Software AG, Casa Marcau, Via Lieptgas, 7031 Laax, represented by Hugo Wyss, Essorbiers 32, 2022 Bevaix, Chairman, with sole signatory power hereafter referred to as "Mountain Software AG'

and

Sector Communications AG, Zeughausgasse 7a, c/o Rudolf Kleiner, 6301 Zug, represented by Daniel Poitry, Rue des Preels 4, 2036 Cormondreclie, Director, with sole signatory power hereafter referred to as "Sector AG"

and

Sector Communications Inc., a Nevada corporation having its principal executive office at 7601 Lewinsville Road, Suite 200, McLean, VA 22102, USA represented by Theodore Georgelas, Chairman

President and CEO hereafter referred to as "SECT' concerning

= Acquisition of 80% of the share capital of HIS Technologies AG by Sector Communications AG

=  Purchase of Mountain Software AG by Sector Communications AG

=  Subsequent merger of Mountain Software into HIS Technologies AG.

INTRODUCTION

1.  Purpose Of The Agreement
    ------------------------

By this agreement the "Definitive Agreement" according to paragraph 1 of the Memorandum of Understanding dated May 14, 1996, is stipulated. The Memorandum of Understanding and the loan agreement between SECT and HIS of May 8, 1996 will therefore be substituted to the extent that the obligations stated in this agreement will lead to a 80% stake of Sector AG in HIS and to a 100% take-over of Mountain Software AG by Sector AG. This agreement supersedes any other previous written or oral agreement between the parties.

2. Increase Of The Share Capital Of HIS To CHF 100,000.00 And Reduction Of The
   ---------------------------------------------------------------------------
Nominal Value Of The HIS Bearer Shares To CHF 10.00
---------------------------------------------------

At this time, the above mentioned HIS shareholders together hold 100% of the outstanding nominal share capital of HIS of CHF 100,000.00 divided into 10,000 bearer shares of a nominal value of CHF 10.00 each, namely

Simon Brown holds 500 HIS shares
Joan Brown holds 5,500 HIS shares
Robert Scherpenhuijzen holds 500 HIS shares
Nicholas de Smith holds 500 HIS shares
Aledo Services Ltd. BVI holds 3,000 HIS shares


CONTENTS OF THE AGREEMENT

1.  Modification Of The USD 500,000.00 Loan Agreement Dated May 8, 1996 Between
    ---------------------------------------------------------------------------
HIS And SECT. Increase Of The Loan Principal Up To USD 1,200,000
----------------------------------------------------------------

By mutual consent HIS and SECT agree to increase the principal of the above loan by an increment of USD 700,000.00 reaching thus a total of USD 1,200,000.00. The loan agreement has accordingly to be amended and the HIS shareholders are obliged to pass the necessary resolutions.

The disbursement of the above increment of loan principal to HIS will be effectuated by SECT according to the following schedule:

a) SECT will transfer by wire transfer to HIS' account no.N5-114,001.0, Swiss Bank Corporation Zurich, SWIFT: SBCOCHZZ80A, USD 100,000.00 on or before Aug. 14, 1996

b) SECT will transfer by wire on the same account as above USD 300,000.00 on or before Aug.20, 1996

c) SECT will transfer to the UBS, Zug account of Sector AG USD 300,000.00 on or before Sept.6, 1996.

Sector AG will immediately thereafter credit the CHF counterpart of the received USD 300,000.00 to the above Swiss Bank Corporation account of HIS. This constitutes then the last tranche payment of the loan increment as defined in the amended loan agreement.


2. Conversion Of The Loan Of USD 1,200,000.00 Principal into 25.55% Equity
   -----------------------------------------------------------------------
Interest Of Sector AG In HIS
----------------------------

Immediately after receipt of the last tranche payment from SECT/Sector AG to HIS as specified above, HIS commits itself and the HIS shareholders agree to pass all necessary resolutions in their capacity as shareholders and/or members of the board of HIS, to convert the USD 1,200,000.00 principal of the loan into an equity interest of Sector AG of 25.55% by issuing 3,428 bearer shares of CHF
10.00 nominal value to Sector AG (CHF 34,280.00) for the full payment of the nominal value of 3428 shares and the difference of CHF 34,280.00 to USD 1,200,000.00 at the exchange rate of the day (as a premium). The cost of this increase of capital (including the costs for the interim audited balance sheet, notary fees, registration fees, and stamp tax as collected on nominal capital and premium) will be borne by HIS.

3. Purchase Of 54.45% Of HIS Equity By Sector AG From The Remaining
   -----------------------------------------------------------------
Shareholders In Exchange For SECT Shares
----------------------------------------

Sector AG is obliged to purchase an additional total 7,314 HIS shares from the following HIS shareholders no later than Aug.23,1996 in exchange for a total 4,118,094 SECT shares (valuation USD 9,200,000.00), namely

= 5,000 HIS shares from Joan Brown in exchange for 2,815,200 SECT shares of USD
0.001 nominal value.

= 2,314 HIS shares from Aledo Services Ltd. In exchange for 1,302,894 SECT shares of USD 0.001 nominal value

If the average of the NASDAQ bid price of the SECT shares during the last 10 trading days of October 1996 is less than USD 2.25, then Sector AG has to compensate for the shortfall up to the value of USD 9,200,000.00 by issuing additional SECT shares ("reconciliation shares") or in cash, at the option of SECT or Sector AG.

4.  Purchase Of 100% Of Mountain Software AG In Exchange Of SECT Shares
    -------------------------------------------------------------------

Simon Brown holds 100% of the outstanding share capital of Mountain Software AG of CHF 50,000.00 divided into 500 registered shares of nominal value of CHF
100.00 each. Sector AG is obliged to purchase and Simon Brown agrees to sell to Sector AG the total 500 shares of Mountain Software AG as above in exchange for 716,191 SECT shares (valuation USD 1,600,000.00) no later than Aug.23,1996.

If the average of the NASDAQ bid price of SECT during the last 10 trading days of October 1996 is below USD 2.25, then Sector AG has to compensate the shortfall up to a value of USD 1,600,000 by issuing additional SECT shares ("reconciliation shares") or in cash, at the option of SECT or Sector AG.


5.  Merger Of Mountain Software AG Into HIS
    ---------------------------------------

Mountain Software AG as of July 31,1996 has total net assets approaching CHF 300,000.00 and the right to collect a 15% royalty on gross sales of X-Products made by HIS since April 1, 1996.

As soon as the loan of Sector AG to HIS has been converted into equity, Mountain Software AG will lend to Simon Brown a sum corresponding to the above net assets. This sum and the corresponding passive interests will be offset with salary payments due to Simon Brown by HIS during the period up to July 31,1999 according to loan agreement in the form of Annex ( ) to be signed by Mountain Software AG and Simon Brown. After payment of the loan to Simon Brown, Sector AG will immediately merge Mountain Software AG into HIS without any increase in HIS capital.

6.  Reg S. Shares Issued By SECT In Exchange For HIS Shares And Mountain
    --------------------------------------------------------------------
Software AG Shares
------------------

Of the total 4,834,285 SECT shares, issued on or before Aug.23, 1996 under Reg. S by SECT as set forth in paragraphs 4 and 5 above, 483,428 will become unrestricted and tradable in the US after the Reg. S holding period ends, which is expected to be no later then the end of October 1996. The balance to 4,834,285 as well as the eventual additional "reconciliation shares" issued thereafter will carry a SECT mandated restriction, which will free tradability in the US by increments of 10% of the grand total issued by SECT under paragraphs 4 and 5 for each lapsed quarter starting Nov. 1, 1996.

To this purpose SECT will issue to Joan Brown and Aledo Services Ltd. proportionately, as set forth in paragraph 3, additional 9 certificates with staged restrictions automatically expiring after 1 to 9 quarters after Nov. 1, 1996.

7.  Board Of Directors Of HIS.
    --------------------------

The HIS principals have the right to be represented by a majority on the board of directors of HIS for a period extending until July 31, 1999, provided that all HIS principals stay employed by HIS during this period. The internal board regulations will be submitted to SECT for approval.

As of Sep. 1, 1996 the board of HIS will be changed and will comprise the following persons

Chairman - Hugo Wyss (representing the HIS Principals)
Member - Robert Scherpenhuijzen (representing the HIS Principals) Member - Daniel Poitry (representing Sector AG)

Any appointment of a new representative of the HIS principals to the board is subject to SECT approval. Such approval will not be unreasonably withheld.

Simon Brown has the right to act as Board Secretary without any voting rights for a period extending until July 31,1999, provided that all of the HIS principals stay employed by HIS during this period.

Sector AG has the right to make changes to the board if HIS directors fail to maintain the performance of HIS above a lower limit which is 30% lower than the revised business plan dated April 17, 1996, violate their employment agreement or the internal regulations of the board.


8.  Remuneration Of HIS Principals
    ------------------------------

The HIS principals will have a three year contract with a one year roll-over period with HIS, subject to Swiss law in the form of Annex ( ) and to be signed by HIS and each HIS Principal. Said contract will provide for a compensation scheme which has a base remuneration (salary plus fringe benefits, but excluding statutory employers related costs) of CHF 140,000.00 and a performance related bonus pool for all HIS employees (including but not limited to the HIS principals), payable in SECT shares, which equals 10% of HIS' net profits, payable each year within 30 days of audit.

9.  Put Option In Favour Of HIS Principals
    --------------------------------------

Each of the HIS principals has the right, in the event that their employment with HIS is terminated without cause, as defined in each of the individual HIS Principals Employment Agreement (Annexes ), to have SECT or Sector AG purchase from said HIS Principal the entire 500 shares of HIS capital stock owned by them for 50% of the net earnings, computed in accordance with Generally Accepted Accounting Principles promulgated in the US, with the measurement year based on the date of the HIS Principal's termination as follows:

If the HIS principal's employment is terminated prior to February 28, 1999, then the year used for computation of net earnings shall, at the option of the HIS principal, be either the year ended Feb.28, 1999 or the year ended immediately prior to the year in which the termination occurred.

If the HIS Principal's employment is terminated after Feb.28,1999, the year used for the computation of net earnings shall be the year ended immediately prior to the year in which the termination occurred.

The purchase price of the 500 shares of HIS capital stock owned by the HIS principal will be payable in Reg.S shares of SECT common stock, with the number of shares based on the closing bid price on the day of termination, and payable 90 days from termination, unless the HIS principal elects the measurement year to be the year ended Feb.28, 1999, the amount will be payable on May 31, 1999.

10.  Going Public Of HIS
     -------------------

Within the period up to July 31, 1999, SECT and/or Sector AG has the right to take HIS public, giving the HIS principals the right to sell all of their HIS stake in a public offering.

11.  Release Of Public Information Related To HIS
     --------------------------------------------

SECT and/or Sector AG will submit by fax any public disclosure related to HIS to the Chairman or to the CEO of HIS for approval and cannot release such disclosure without HIS approval. SECT and/or Sector AG are allowed to publicly disclose information related to HIS even in case of denial by the Chairman or the CEO if non-disclosure of said information would be in conflict with legal duties applicable to SECT and/or Sector AG.


12.  Right Of First Refusal
     ----------------------

Once Sector AG has gained control of 80% of HIS the following rights of first refusal apply:

Sector AG provides the HIS principals, each individually, with the right of first refusal on its HIS shares until March 31, 1999. This right must be exercised within 30 days from the written notification of the Principal.

Also up to March 31, 1999 the HIS principals provide Sector AG with the right of first refusal on their HIS shares. This right must be exercised within 30 days counted from the written notification of Sector AG.

If a party should prevent the exercise of the right of first refusal according to paragraph 1 and 2 above, for each claimed HIS share a penalty in the amount of 150% of the gained price, but at least USD 1,000.00 per HIS share is owed.

13.  Restriction Of Assignment.
     -------------------------

This agreement cannot be assigned without the written consent of all the parties to this agreement. The consent of Aledo Services Ltd. and Joan Brown is not needed once Sector has gained control of 80% of HIS.

14.  Representations And Warranties
     ------------------------------

Reference is made to Exhibit 1. The representations and warranties that HIS, (the HIS shareholders, Mountain Software AG, and Simon Brown are explicitly making under this agreement are attached as binding part of this agreement in
Exhibit 1. Sector AG and SECT waive all other warranty claims, which are not mentioned in Exhibit 1 to the largest extent possible against HIS, the HIS shareholders, Mountain Software AG and Simon Brown.

If after the signing of the agreement it occurs that a representation is inaccurate, untrue or incorrect or a warranty breached, SECT or Sector AG shall request the HIS shareholders or Simon Brown and HIS or Mountain Software AG, each individually by registered mail to bring within 14 days after such notice the situation in line with the representations and warranties and reimburse HIS or Mountain Software AG. There is no obligation of SECT or Sector AG to inspect or investigate into correctness of the representations immediately. SECT and/or Sector AG is entitled to have an audit performed by a first rate (e.g. Deloitte Touche) auditor. The HIS shareholders or Simon Brown will pay the amount equivalent to the difference between valuations stated in the balance sheet of 1995 of Mountain Software AG and in the balance sheet 1996 of HIS and the assessments in such audit report. SECT and/or Sector AG will accept as form of payment SECT shares.

If it is impossible to get the situation in line with the representations and warranties within reasonable time the following applies:

The HIS shareholders or Simon Brown respectively and HIS or Mountain Software AG respectively shall indemnify Sector AG or SECT for the costs of their efforts in trying get in line with the representations and warranties.

Any misstatements of substance resulting in losses for SECT/Sector AG in the balance sheet 1996 of HIS or the Mountain Software 1995 balance sheet respectively and the income statements for HIS and Mountain Software AG of 1996 lead to a reduction of the consideration paid by SECT/Sector AG.

After the close of the first fiscal year of HIS, Mountain Software AG being already merged into HIS, all financial statements related to HIS will be audited by an auditor approved by, SECT/Sector AG, discharging the HIS shareholders and Simon Brown from any future claims from SECT/Sector AG related to the time after April 1, 1997.

SECT and Sector AG have supplied the HIS shareholders with financial information related to SECT, including the last 1OK, 1OQ, proxy statement for the AGM of Aug. 19, 96 and Schedule 14 information related to the written consent by a majority of SECT shareholders in lieu of a shareholders meeting and the HIS shareholders acknowledge having received the above information.

15.  Choice Of Law, Court Of Jurisdiction
     ------------------------------------

This agreement is governed by Swiss Law. Any dispute arising between the parties will be judged by the Courts of the Canton of Zurich, venue being Zurich. The language for interpretation of this agreement is US English, translated into German by an expert of the Swiss-American Chamber of Commerce in Zurich.


16.  Joint Liability.
     ---------------

With the signing of this agreement SECT is jointly liable together with Sector AG for the fulfilment of Sector AG's obligations under this agreement.

Zurich and McLean, August 12th, 1996

HIS Technologies AG         Mountain Software AG         Aledo Services Ltd.


/s/ Robert Sherpenhuijzen   /s/ Hugo Wyss                /s/ Hugo Wyss
-------------------------   ----------------------       ----------------------
by Robert Scherpenhuijzen   by Hugo Wyss, Chairman       by Hugo Wyss, Director
President and Director



/s/ Robert Sherpenhuijzen   /s/ Simon Brown              /s/ Joan Brown
-------------------------   ----------------------       ----------------------
Robert Scherpenhuijzen      Simon Brown                  Joan Brown

Sector Communications AG    Sector Communications Inc.



/s/ Daniel Poitry           /s/ Theodore Georgelas       /s/ Nicholas de Smith
--------------------------  ----------------------       ---------------------
by Daniel Poitry, Director  by Theodore Georgelas        Nicholas de Smith
                            Chairman & CEO

The signatures of Robert Scherpenhuijzen, Daniel Poitry and Nicholas de Smith are attached on separate sheets, forwarded by fax on Aug. 12,1996 and certified by Hugo Wyss as being authentic.

Exhibit 1 To The "Definitive Agreement" Dated Aug. 12, 1996 Representations And Warranties

A. Representations And Warranties With Respect To HIS

HIS and the HIS shareholders, each individually, represent, warrant and covenant to SECT and Sector AG and confirm that each of these representations and warranties is true and correct:

1. Each HIS shareholder owns and holds title to his/her respective share-holding free and clear of any liens or encumbrances.

a) with respect to the corporate standings of HIS

2. HIS is a corporation duly organized, validly existing according to the enclosed excerpts of the commercial register (Annex ). HIS is not in liquidation and its articles of incorporation are identical to these attached in Annex to this Agreement.

3. The copies of the protocols for the shareholder meetings of business year of 1996 (Annex _) and the copy of the board resolution regarding signatory power (Annex _) are identical to the Originals binding upon HIS and there are no other shareholders or board resolutions between April 1996 and the time of the signing of this Agreement.

b) with the respect to the financial standings of HIS

4. The unaudited income statement and balance sheet for the first operational quarter (April-June 1996) have been submitted to SECT;

5. All receivable are mentioned in Annex HIS have no reason to believe presently that the receivable cannot be timely collected;

6. No assets are considered in the valuation of the Inventory which are of no use for the ordinary course of business of HIS;

7. All moveable property of HIS is free and clear of any liens or encumbrances to the best of its knowledge. HIS owns or possesses all rights and licenses necessary to develop, market and sell in an unrestricted manner its products or other intellectual property and HIS has not granted any rights or licenses to any third party to develop, market or sell such products, other than in the ordinary course of business;

8. There are no liabilities to HIS besides the liabilities to HIS, besides those mentioned in the balance sheet which should have been stated in the balance sheet or for which reserves should have accumulated;

9. There are no contingent liabilities of HIS, besides those mentioned in the balance sheet or the annexes attached thereto;

10.Since the date of the HIS Financial Statements there has not been any material adverse change in the financial condition, results or operations or business of HIS, or any other event that would have a material negative impact on HIS' strategic or competitive position, its Organization or customer base and all changes have happened in the ordinary course of business;

11.No dividends have been paid nor will be paid until Sector AG is holding a 80% in HIS;

12.To the best of MS' knowledge, there are no tax liabilities incurred prior to April 1, 1996;

13.All leased or hired equipment, as listed in Annex is available to HIS at the time of the signing of this Agreement-

14.All intellectual property rights, as allowed under Swiss law, as listed in Annex belong exclusively to HIS and there are no current or potential claims from third parties on these rights. Furthermore, all necessary registrations are made and the respective fees paid;

15.All business documentation, files and records are in reasonable order;

16.All assets necessary to conduct HIS' business are in usable condition at the time of the signing of this Agreement;

c) with respect to contractual and legal obligations

17.HIS is not in violation of any laws at the time of the signing of this Agreement and no obligations remain outstanding from previous violations;

18.At the time of the signing of this Agreement HIS is not in default in performing a contractual obligation under a contract which provides for an obligation of HIS which exceeds CHF 5000 in value;

19.To the best knowledge of HIS, there are no claims or threatened claims against the company-,

20.No known litigation is pending or threatened against HIS;

21.Except as listed in Annex ( ) HIS has not entered into any contractual commitments which provide for a single obligation exceeding CHF 100,000 or monthly payments exceeding CHF 20,000. Further, under none of the contracts listed in Annex ( )HIS has received notice of termination and under none of these contracts the counterpart is in delay;

d) with respect to the time between the signing of this Agreement and the time of the acquisition of a 80% stake by Sector AG in HIS

22.HIS will only enter into contracts according to the ordinary course of business and will conduct its business according to its recent practice,

23.HIS will not enter into any commitments which provide for a single obligation exceeding CHF 100,000 or monthly payments exceeding CHF 20,000 without the prior written consent of Sector AG or SECT;

24.HIS will not start litigation or conclude settlements without notifying
   Sector AG or SECT;

25.Sector AG and SECT will be informed, within 48 hours, of any circumstance or event which makes the above mentioned representations and warranties untrue, except if the event occurs in the ordinary course of business.

e) Employees and Pension Funds

26.HIS does not employ any employees with a yearly salary exceeding CHF 100,000 except for those listed in Annex ( ). All employment contracts listed in this Annex have been available to Sector AG and SECT before the signing of this Agreement which is confirmed by Sector AG and SECT. HIS will not hire new employees with a yearly salary of CHF 100,000 or increase existing salaries without the written consent of Sector AG or SECT;

27.The employees of HIS are beneficiaries of the _________ Pension Fund as prescribed by Swiss Law. HIS made all required contribution to the Fund in the past.

B. Representation And Warranties With The Respect To Mountain Software AG

Mountain Software AG and Simon Brown, each individually, represent, warrant and covenant to Sector AG and SECT and confirm that each of these representations and warranties are true and correct;

28.Simon Brown owns and holds title to all shares of Mountain Software AG free and clear of any liens or encumbrances.

a) with respect to Mountain Software AG

29.Mountain Software AG is a corporation duly organized, validly existing according to the enclosed excerpts of the commercial register (Annex ). Mountain Software AG is not in liquidation and its articles of incorporation are identical to these attached in Annex to this Agreement.

30.The copies of the protocols for the shareholder meetings of business year of 1996 (Annex ) and the copy of the board resolution regarding signatory power (Annex ) are identical to the Originals binding upon Mountain software AG and there are no other shareholders or board resolutions between April 1996 and the time of the signing of this Agreement.

b) with the respect to the financial standings of Mountain Software AG

31.The unaudited income statement and balance sheet for the first operational quarter (April-June 1996) have been submitted to SECT;

32.All receivable are mentioned in Annex Mountain Software AG have no reason to believe presently that the receivable cannot be timely collected-,

33.No assets are considered in the valuation of the Inventory which are of no use for the ordinary course of business of Mountain Software AG;

34.All moveable property of Mountain Software AG is free and clear of any liens or encumbrances to the best of its knowledge. Mountain Software AG owns or possesses all rights and licenses necessary to develop, market and sell in an unrestricted manner its products or other intellectual property Mountain Software AG has granted an exclusive world-wide license to HIS Technologies AG, Zurich for sales of its products. There are no other rights or licenses granted to any other party.

35.There are no known liabilities to Mountain Software AG besides the liabilities to Mountain Software AG, besides those mentioned in the balance sheet which should have been stated in the balance sheet or for which reserves should have accumulated;

36.There are no contingent liabilities of Mountain Software AG, besides those mentioned in the balance sheet or the annexes attached thereto;

37.Since the date of the Mountain Software AG Financial Statements there has not been any material adverse change in the financial condition, results or operations or business of Mountain Software AG, or any other event that would have a material negative impact on Mountain Software's strategic or competitive position, its Organization or customer base and all changes have happened in the ordinary course of business-,

38.No dividends have been paid nor will be paid until Sector AG is holding a 100% in Mountain Software AG;

39.All taxes for the years preceding 1994 has been definitively assessed by the respective authorities and fully paid. All taxes for the year 1994 have been paid according to the provisional assessment. Sufficient provisions for the tax assessment of 1995 has been made. Furthermore, all public-law financial obligations by Mountain Software AG for the years preceding 1996, such as social security contributions, have been fully paid by Mountain Software AG or there are adequate provisions;

40.All leased or hired equipment, as listed in Annex ( ), is available to Mountain Software AG at the time of the signing of this Agreement.

41.All intellectual property rights, as allowed under Swiss law, as listed in Annex belong exclusively to Mountain Software AG and there are no current or potential claims from third parties on these rights. Furthermore, all necessary registrations are made and the respective fees paid;

42.All business documentation, files and records are in reasonable order;

43.All assets necessary to conduct Mountain Software's business are in usable condition at the time of the signing of this Agreement;

c) with respect to contractual and legal obligations

44.Mountain Software AG is not in violation of any laws at the time of the signing of this Agreement and no obligations remain outstanding from previous violations;

45.At the time of the signing of this Agreement Mountain Software AG is not in default in performing a contractual obligation under a contract which provides for an obligation of Mountain Software AG which exceeds CHF 5000 in value;

46.To the best knowledge of Mountain Software AG, there are no claims or threatened claims against the company;

47.No known litigation is pending or threatened against Mountain Software AG,

48.Except as listed in Annex ( ) Mountain Software AG has not entered into any contractual commitments which provide for a single obligation exceeding CHF 100,000 or monthly payments exceeding CHF 20,000. Further, under none of the contracts listed in Annex HIS has received notice of termination and under none of these contracts the counterpart is in delay,

d) with respect to the time between the signing of this Agreement and the time of the acquisition of a 100% stake by Sector AG in Mountain Software AG

49.Mountain Software AG. will only enter into contracts according to the ordinary course of business and will conduct its business according to its recent practice,

50.Mountain Software AG will not enter into any commitments which provide for a single obligation exceeding CHF 50,000 or monthly payments exceeding CHF 5,000, except for a loan agreement with Simon Brown, without the prior notification of Sector AG or SECT;

51.Mountain Software AG will not start litigation or conclude settlements without notifying Sector AG or SECT;

52.Sector AG and SECT will be informed, within 48 hours, of any circumstance or event which makes the above mentioned representations and warranties untrue, except if the event occurs in the ordinary course of business.